EXHIBIT 4.6
Joinder Agreement
with respect to
Registration Rights Agreement
for
Triad Financial Corporation
$150,000,000 11 1/8% Senior Notes due 2013
December 29, 2008
     This Joinder Agreement (this “Joinder Agreement”) to that certain exchange and registration rights agreement (the “Registration Rights Agreement”), dated as of April 29, 2005 (the “Initial Closing Date”), among Triad Acquisition Corp., a Delaware corporation (the “Issuer”), and Goldman, Sachs & Co. and Citigroup Global Markets, Inc. as representatives of the several Purchasers named in Schedule I thereto (together, the “Purchasers”), is made and entered into by Triad Financial SM LLC, a Delaware limited liability company (“SM LLC”) and Triad Financial SM Inc., a Delaware corporation and wholly-owned subsidiary of SM LLC (“SM Inc.”). Unless otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings given them in the that certain purchase agreement, dated as of April 27, 2005 (the “Purchase Agreement”), among the Issuer and the Purchasers.
     Pursuant to the Indenture, the Issuer issued and sold to the Purchasers on the Initial Closing Date, $150,000,000 in aggregate principal amount of the Issuer’s 11 1/8% Senior Notes due 2013 (the “Securities”). Substantially concurrent with the closing of the issuance of the Securities and the closing of the Acquisition, the Issuer was merged with and into Triad Financial Corporation (the “Company”), and the Company was the surviving corporation. As a result, on the Initial Closing Date, the Company succeeded to the Issuer under the Indenture and, in accordance with the Indenture, expressly assumed all of the obligations of the Issuer under the Securities and the Indenture pursuant to the Supplemental Indenture, and the Registration Rights Agreement pursuant to the certain Joinder Agreement with respect to Purchase Agreement and Registration Rights Agreement, dated as of the Initial Closing Date (the “Initial Joinder Agreement”) by the Company.
     Pursuant to that certain Agreement and Plan of Merger, dated as of December 29, 2008, by and between the Company and SM LLC, the Company has merged with and into SM LLC, and SM LLC is the surviving entity (such transaction, the “Merger”). As a result of the Merger and upon the creation of SM Inc., SM LLC and SM Inc. have succeeded to the Company under the Indenture and in accordance with the Indenture, have expressly assumed all of the obligations of the Company under the Securities and the Indenture pursuant to the Second Supplemental Indenture, dated as of December 29, 2008, by and among SM LLC, SM Inc., and the Trustee, and by this Joinder Agreement assume all of the obligations of the Company under the Registration Rights Agreement.
     SM LLC and SM Inc. hereby, jointly and severally:
1.	represent and warrant that the statements contained in the preceding paragraph are true and correct in all material respects;

2.	unconditionally and irrevocably assume, confirm and agree to perform and observe each and every of the covenants, agreements, terms, conditions, obligations, appointments, duties,

promises and liabilities of the Company under the Registration Rights Agreement, as if SM LLC and SM Inc. had executed the Registration Rights Agreement simultaneously with the Company on the date thereof as an original signatories thereto; and

3.	covenant and agree to promptly execute and deliver any and all further documents and take such further action as may reasonably be required to effect the purpose of this Joinder Agreement.
     This Joinder Agreement does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties to the Registration Rights Agreement. The parties hereto acknowledge and agree that all of the provisions of the Registration Rights Agreement shall remain in full force and effect.
     This Joinder Agreement may not be amended or modified except by a writing executed by each of the parties hereto.
     This Joinder Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement the date first above written.

TRIAD FINANCIAL SM LLC
By:	/s/ Jeffrey Butcher
	Name:	Jeffrey Butcher
	Title:	Vice President & Chief Financial Officer

TRIAD FINANCIAL SM INC.
By:	/s/ Daniel D. Leonard
	Name:	Daniel D. Leonard
	Title:	President and Chief Executive Officer